As  filed  with  the Securities and Exchange Commission on
         January 23, 1997               Registration No. 333-____


                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549
                                 FORM S-3
                          REGISTRATION STATEMENT
                     UNDER THE SECURITIES ACT OF 1933



                 MID-AMERICA APARTMENT COMMUNITIES, INC.
         ------------------------------------------------------
         (Exact name of registrant as specified in its charter)

    TENNESSEE                       6021                      62-1543819
------------------      ----------------------------     -------------------
(State or other         (Primary Standard Industrial     (I.R.S. Employer
 jurisdiction of        Classification Code Number)       Identification No.)
 incorporation or
 organization)


                      6584 Poplar Avenue, Suite 340
                        Memphis, Tennessee  38138
                 ---------------------------------------
                 (Address of principal executive office)

                             George E. Cates
                      6584 Poplar Avenue, Suite 340
                         Memphis, Tennessee  38138
                              (901) 682-6600
                 ---------------------------------------
                 (Name and address of agent for service)

                                Copies to:
                            John A. Good, Esq.
                   Baker, Donelson, Bearman & Caldwell
                      165 Madison Avenue, 20th Floor
                         Memphis, Tennessee 38103
                         Telephone (901) 577-2148

     Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or
interest reinvestment plans, check the following box.   [X].

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.   [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration
statement for the  same offering.   [ ]

      If delivery of the prospectus is expected to be made
pursuant to Rule 434, please check the following box.   [ ]


                         CALCULATION OF REGISTRATION FEE
================================================================================
                               Proposed         Proposed
Title of           Amount      Maximum          Maximum            Amount of
Securities Being   Being       Offering Price   Aggregate          Registration
Registered         Registered  Per Share (1)    OfferingPrice(1)   Fee
----------------   ----------  --------------   -----------------  ------------
Common Stock,      750,000       $ 28.275        $21,206,250        $6,426.14
$.01 par value     Shares
===============================================================================
(1) Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(c) based upon the average of the high and low reported prices of the Common Stock on the New York Stock Exchange during the week of January 17, 1997.

                           PROSPECTUS

            MID-AMERICA APARTMENT COMMUNITIES, INC.
        DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

                  Common Stock, $.01 par value



      The Dividend Reinvestment and Stock Purchase Plan (the "Plan") of Mid-America Apartment Communities, Inc. (the "Company") provides holders of record and beneficial owners (collectively "Shareholders") of the Company's common stock, $.01 par value per share (the "Common Stock") and the Company's 9.5% Series A Cumulative Preferred Stock, $25 Liquidation Preference per share (the "Preferred Stock") with a simple and convenient method of acquiring shares of Common Stock either from the Company or in the open market. Pursuant to the Plan, electing Shareholders ("Participants") may utilize cash dividends and distributions ("dividends") and optional cash payments to purchase directly from the Company shares of Common Stock at a 3% discount (subject to change) from the market price
(as determined in accordance with the Plan). In the sole discretion of the Company, optional cash purchases utilized to acquire Common Stock directly from the Company may be subject to a threshold price (as determined in accordance with the Plan). No discount from the market price will be recognized with respect to Common Stock acquired in open market transactions under the Plan. Shareholders may acquire Common Stock under the Plan with optional cash payments regardless of whether they elect to reinvest dividends under the Plan.

      A Shareholder may participate in the Plan by completing an Authorization Card and returning it to AmSouth Bank of Alabama, Dividend Reinvestment, P.O. Box 11426, Birmingham, Alabama 35202 (or directing its broker or nominee to complete and return the Authorization Card and Broker and Nominee Form, if applicable). Shareholders who are Participants in the Plan may terminate their participation at any time. Shareholders who are not Participants in the Plan and who do not want to participate need do nothing and will continue to receive their cash dividends, if and when declared, as usual.

      To the extent dividends and optional cash payments are utilized to purchase Common Stock directly from the Company, the proceeds to the Company from the issuance and sale of such common stock will be utilized for general corporate purposes, including the acquisition of additional multifamily residential properties.

      This Prospectus relates to 750,000 shares of Common Stock offered hereby and registered for sale under the Plan. Participants should retain this Prospectus for future reference.


  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES
     COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
        PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS
                       A CRIMINAL OFFENSE.

THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON
OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO
THE CONTRARY IS UNLAWFUL.

        The date of this Prospectus is January 23, 1997

                    AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission") pursuant to the Exchange Act. Such reports, proxy statements and other information filed by the Company may be examined without charge at, or copies obtained upon payment of prescribed fees from, the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and are also available for inspection and copying at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and at 500 West Madison Street,
Suite 1400, Chicago, Illinois 60661-2511. Such material can also be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

      The Company has filed with the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, with respect to the securities offered pursuant to this Prospectus. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and financial schedules thereto. For further information concerning the Company and the securities offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed therewith, which may be examined without charge at, or copies obtained upon payment of prescribed fees from, the Commission at the locations listed above. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.


        INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents heretofore filed by America First REIT, Inc. (File No. 1-11798), which, by means of a merger with and into a wholly owned subsidiary of the Company, on June 29, 1995 became a wholly owned subsidiary of the Company, with the Commission, are incorporated herein by reference:

(a)  Annual Report on Form 10-K for the year ended December 31, 1994; and
(b)  Quarterly Report on Form 10-Q for the quarter ended March 31, 1995.

     The following documents heretofore filed by the Company with the Commission (File No. 1-12762) are incorporated herein by reference:

(a)  Annual Report on Form 10-K for the year ended December 31, 1995;
(b) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996;
(c)  Current Reports on Form 8-K dated February 5, 1996, March 15, 1996,
     June 7, 1996, June 12, 1996, August 7, 1996, October 15, 1996 (three filed), December 18, 1996 and December 26, 1996, respectively;
(d) pages 2 through 10 of the Company's Proxy Statement for its 1996 Annual Meeting of Shareholders;
(e) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed with the Commission on December 14, 1993; and
(f) the description of the Company's 9.5% Series A Cumulative Preferred Stock contained in the Company's Registration Statement on Form 8-A filed with the Commission on October 4, 1996, as amended by Form 8-A/A filed with the Commission on October 11, 1996.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all Common Stock offered hereby has been sold or which deregisters all Common Stock then remaining unsold shall be incorporated by reference in this Prospectus and made a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other document subsequently filed with the Commission which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein
(not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Request for such copies should be directed to: Mid-America Apartment Communities, Inc., 6584 Poplar Avenue, Suite 340, Memphis, Tennessee 38138 Attention:
Lynn A. Johnson, Secretary/Treasurer, telephone (901) 682-6600.

                          THE COMPANY
General

The Company, a Tennessee corporation, is a self-administered and self-managed equity REIT which invests in and operates multifamily residential properties. As of September 30, 1996, the Company owned 72 apartment communities containing 18,992 units in 12 states (the "Properties"), and had grown by 13,412 units since the Company's initial public offering which was completed in February 1994 (the "Initial Offering"), an increase of approximately 240% over the number of apartment units owned at the time of the Initial Offering.

      The Properties are located primarily in the southeastern United States and Texas, with additional units in Missouri and
Ohio.   Since  the Initial Offering, the  Company  has expanded
geographically from owning apartment communities in 4 states to its current presence in 12 states. Of the Properties, 50 contain 200 or more units, with the largest apartment community containing 1,031 units. The Properties are characterized by amenities which may include extensive landscaping, swimming pools, tennis courts, fitness centers, saunas or hot tubs.

      The Company's principal executive offices are located at 6584 Poplar Avenue, Suite 340, Memphis, Tennessee, 38138 and its telephone number is (901) 682-6600.


Tax Status of the Company

     The Company elected to be taxed as a REIT for
federal income tax  purposes for its taxable year
ended December 31,  1994,  and expects  to continue
to elect such status.  Although the  Company believes
that  it  was  organized  and  has  been  operating
in conformity  with  the requirements for qualification
as  a  REIT under the Internal Revenue Code of 1986, as
amended (the "Code") ("REIT  Qualification"),  no assurance
can  be given  that  the Company  will  continue to qualify
as a REIT.  REIT Qualification involves  application
of  highly  technical  and  complex   Code provisions
for which there are only limited judicial or administrative interpretations. If in any taxable year the Company should fail to qualify as a REIT, the Company would not be allowed a deduction for distributions to Shareholders for computing taxable income and would be subject to federal taxation at regular corporate rates.
Unless entitled to relief under certain statutory provisions, the Company would also be disqualified from treatment as a REIT for the four taxable years following the year during which REIT
Qualification was lost. As a result, the Company's ability to make distributions to its Shareholders would be adversely affected.

      To ensure that the Company qualifies as a REIT, transfer of shares of the Company's capital stock is subject to certain restrictions, and ownership of the capital stock by any single person is limited to 9.9% of the total number of shares of outstanding capital stock, subject to certain exceptions. As provided in the Company's Charter, any purported transfer in violation of the abovedescribed ownership limitations shall be void.

        THE DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

Summary

      The Plan provides Shareholders with a convenient and attractive method of investing cash dividends and optional cash payments in additional shares of Common Stock. Only holders of record and beneficial owners of Common Stock and Preferred
Stock may participate in the Plan. Shareholders who do not participate in the Plan will receive dividends, as declared, and paid in the usual manner.

      Pursuant to the Plan, Shareholders may acquire
Common Stock directly from the Company at a discount from the market price (as defined in Question 13) and without payment of any brokerage commission or service charge. The price to be paid for shares of Common Stock purchased under the Plan directly from the Company will be a price reflecting a discount of 3% from the Market Price. The discount from the Market Price is subject to change
(but will not vary from the range of 0% to 5%) from time to time or may be discontinued at the Company's discretion after a review of current market conditions, the level of participation in the Plan and the Company's current and projected capital needs. The Company will provide Participants with written notice of a change in the applicable discount rate at least 7 days prior to the relevant record date.

      Dividends and optional cash payments may, in the sole discretion of the Company, also be utilized to acquire Common Stock in open market transactions pursuant to the Plan. In the event open market purchases are made, brokerage commissions will be paid by Participants only to the extent that the Company's payment of such brokerage commissions in connection with such purchases would cause the Company to lose its dividends paid deduction for federal tax purposes and therefore fail to maintain its REIT
Qualification. No discount from the Market Price will be recognized with respect to Common Stock acquired in open market transactions pursuant to the Plan.

     Participants may make optional cash payments
pursuant to the Plan to acquire additional shares of
Common Stock whether or  not they elect  to  reinvest
dividends.   Common  Stock  purchased directly  from
the Company with optional cash payments  will be
purchased  at the same discount (if any) allowed with
respect to reinvested  dividends.  Participants electing
to make  optional cash payments are subject to a minimum
per quarter purchase limit of  $500  and  a  maximum
per quarter purchase limit  of  $10,000 (subject to
waiver).  See Question 18.  Optional cash payments of
less  than  $500  and that portion of any optional
cash  payment which exceeds the maximum quarterly
purchase limit  of  $10,000, unless  such limit has
been waived, are subject to return to  the Participant
without  interest.   The Company,  in its sole discretion,
has the right under the Plan to fix a Threshold Price
(as defined in Question 13) with respect to optional cash payments, which would have the effect of raising the price per share for Common Stock acquired under the Plan and which could preclude the investment of any optional cash payments in a particular quarter.

      The Company may, in its sole discretion, waive the maximum limit on optional cash payments. Optional cash payments in excess of $10,000 may be made only upon acceptance by the Company of a completed Request for Waiver form from a Participant. See Question 18.

      The  Company  expects  to  grant  Requests  for Waiver
to financial intermediaries, including brokers and dealers, and other Participants. Grants of Requests for Waiver will be made in the sole discretion of the Company based on a variety of factors, which may include: the Company's current and projected capital needs, the alternatives available to the Company to meet those needs, prevailing market prices for Common Stock, general economic and market conditions, past and anticipated volatility in the price or trading volume of the Common Stock, the number of shares of Common Stock held by the Participant  submitting  the Request  for Waiver, the
past actions of a Participant under the Plan, the aggregate amount of optional cash payments for which such waivers have been submitted and the administrative constraints associated
with granting such waivers.   If such Requests for Waiver are
granted, a portion of the shares available for issuance under the Plan will be purchased by Participants (including brokers or dealers) who, in connection with any resales of such shares, may be deemed to be underwriters within the meaning of the Securities Act.

     Financial intermediaries, including brokers and dealers, may purchase a significant portion of the shares of Common Stock issued pursuant to the optional cash payment feature of the Plan. The Company does not have any formal or informal understanding with any such organizations and, therefore, the extent of such financial intermediaries' participation under the Plan cannot be estimated
at  this  time.   From time to  time, such  financial intermediaries
may engage in positioning transactions in order to benefit from the discount from the Market Price of the shares of Common Stock offered under the Plan. Such transactions may cause fluctuations in the trading volume of the Common Stock. The Plan is intended for the benefit of bona fide investors in the Company and not for individuals who engage in transactions which may cause volatility
in the price or trading volume  of  the  Common Stock.   The
Company does not currently expect to verify the resale volume by financial intermediaries who may acquire Common
Stock with optional cash payments under the Plan. Participants that are financial intermediaries that acquire shares of Common Stock under the Plan with a view to distribution of such shares or that offer or sell Shares for the Company in connection with the Plan may be deemed to be underwriters within the meaning of the Securities Act.

      Subject to the availability of shares of Common Stock registered for issuance under the Plan, there is no total maximum number of shares that can be issued pursuant to the reinvestment of dividends and no preestablished maximum limit applies to optional cash payments that may be made pursuant to Requests for Waiver (see Question 18). As of the date hereof, 750,000 shares of Common stock have been registered and are available for sale under the Plan.

      Participants may request that any or all shares held in the Plan be sold by the Plan Administrator on behalf of such Participants. See Question 26.

      The Plan was adopted by the Board of Directors of the Company on November 4, 1996. The following questions and answers explain and constitute the Plan as in effect for dividends paid and optional cash payments received on or after the date of this Prospectus.

Purpose of the Plan and Investment Options

1.  What is the purpose of the Plan?

      The  primary  purpose of the Plan is  to
provide  eligible Shareholders  of the Company with a
convenient and simple  method of  increasing their
investment in the Company by investing  cash
dividends  and  optional cash payments in  additional
shares  of Common  Stock  without  payment of any
brokerage  commission  or service  charge and, to the
extent shares are purchased  directly from  the
Company,  at a discount from the  Market  Price.   See
Question 5 for a description of Shareholders who are eligible to participate in the Plan. To the extent shares of Common Stock are purchased directly from the Company under the Plan, the Company will utilize the proceeds received from the issuance and sale thereof for general corporate purposes, including the acquisition of additional multifamily residential properties.


2.    What investment options are available to enrolled Participants?

      Participants in the Plan have the following options with respect to investments pursuant to the Plan:

     (a)   Full dividend reinvestment on all shares of  Common Stock;

     (b)   Full dividend reinvestment on all shares of Preferred Stock;

     (c) Partial dividend reinvestment on a specified number of shares of Common Stock;

     (d) Partial dividend reinvestment on a specified number of shares of Preferred Stock; and/or

     (e) Optional cash payment of at least $500 but not more than $10,000 (unless a waiver is granted).

Such options are elected by checking the appropriate box[es] on the Authorization Card (see Question 7).


Advantages and Disadvantages of the Plan

3.  What are the advantages and disadvantages of the Plan?

Advantages:

      (a)  The Plan provides Participants with the
opportunity to reinvest cash dividends paid on all or a portion of their shares of Common Stock and/or
Preferred Stock in additional shares  of Common
Stock without payment of any brokerage commission or service charge and, with respect to shares purchased directly from the Company, at a 3% discount from the Market Price (subject to change).

      (b)  The Plan provides Participants with the
opportunity to purchase  additional shares of Common
Stock with optional cash payments without payment of any brokerage commission or service charge and, with respect to shares purchased directly from the Company, at a 3% discount from the Market Price
(subject  to change).

      (c)   Subject to the availability of shares of
Common Stock registered  for issuance under the Plan, all
cash dividends  paid can  be  fully  invested  in
additional shares  of  Common  Stock because the Plan
permits fractional shares to be credited to Plan
accounts.   Dividends on such fractional shares, as
well as on whole shares, will also be reinvested in additional shares of Common Stock which will be credited to Plan accounts.

      (d)   The Plan Administrator, at no charge to
Participants, provides for the safekeeping of stock certificates for shares credited to each Plan account.

      (e)   Periodic statements reflecting all current
activity, including  share  purchases  and latest  Plan
account  balances, simplify  Participants'  record
keeping.   See  Question  21  for information
concerning reports to Participants.

     (f) Participants may request that any or all shares held in the Plan be sold by the Plan
Administrator on behalf  of  such Participants.


Disadvantages:

      (a)   No  interest will be paid by the Company
or the  Plan Administrator on dividends or optional cash
payments held pending reinvestment or investment.  See
Questions 12, 18 and  19. This disadvantage is especially
important in respect of reinvestment of  dividends paid
on shares of Preferred Stock, which  are  paid monthly
and, therefore, which will be held without  interest  in
the electing Participant's Plan account until the
next applicable quarterly  Investment  Date  (as
defined  in  Question  12).   In addition, optional
cash payments may be subject to return to the Participant without interest in the event that the Threshold Price, if any, is not met for any Trading Day (as defined in Question 13) during a
Pricing Period (as defined in Question 13). See
Question 13.

      (b)   With  respect to optional cash payments,
the  actual number  of  shares to be issued to a
Participant's  Plan  account will  not  be
determined until the end of the  relevant  Pricing
Period.   Therefore, during the Pricing Period
Participants will not know the actual number of shares they have purchased.

     (c)  With respect to optional cash payments used
to purchase Common  Stock directly from the Company,
while the Plan currently provides  for  a  3%
discount from the Market Price (subject to change), the Market Price, as so discounted, may exceed the price at which shares of the Common Stock are trading on the Investment Date when the shares are issued or thereafter.

      (d)  Because optional cash payments must be
received by the Plan Administrator prior to commencement of the related Pricing Period, such payments may be exposed to changes in market conditions for a longer period of time than in the case of typical secondary market transactions.
Optional cash payments will not be returned to the Participant after receipt by the Plan Administrator unless the Market Price does not exceed the Threshold Price for at least one day during a Pricing Period. See Question 19.

      (e)   Resales  of  shares of Common  Stock
credited to a Participant's account under the Plan will involve a nominal fee per transaction paid to the Plan Administrator (if such resale is made by the Plan Administrator at the request of a Participant), a brokerage commission and any applicable stock transfer taxes on the resales. See
Questions 20 and 26.

      (f)   With  respect to purchases of Common
Stock  that  the Company,  in  its  sole discretion,
elects to make  in  the  open market, brokerage
commissions  will   be   charged   to the
Participants, pro rata, to the extent the payment of such brokerage commissions by the Company would cause the Company to lose its dividends paid deduction for federal tax purposes with respect to any dividend paid and therefore jeopardize the Company's REIT Qualification.


Plan Administration

4.  Who administers the Plan?

      The Company has retained AmSouth Bank,
Birmingham, Alabama, as  plan  administrator (the
"Plan Administrator"), to administer the Plan, keep records, send statements of account activity to each Participant and perform other duties relating to the
Plan. See   Question   21   for  information concerning
reports to Participants. Shares purchased under the Plan and held by the Plan Administrator will be registered in the Plan Administrator's name or the name of its nominee for the benefit of the Participants. In the event that the Plan Administrator resigns or otherwise ceases to act as Plan Administrator, the Company will appoint a new plan administrator to administer the Plan.

      The Plan Administrator also acts as dividend disbursing agent, transfer agent and registrar for the Company's Common Stock and Preferred Stock.


Participation in the Plan

       Generally,  Shareholders  are  either  Record
Owners   or Beneficial  Owners.   A  Record Owner is
a Shareholder  who  owns shares of Common Stock or
Preferred Stock in his or her own name. A  Beneficial
Owner is a Shareholder who beneficially owns shares
of  Common Stock or Preferred Stock that are
registered in a name other than his or her own name
(for example, the shares are  held in  the  name  of
a broker, bank or other nominee, such  practice being
commonly referred to as "street name" ownership).  A
Record Owner  may participate directly in the Plan,
whereas a Beneficial Owner  will  generally
participate through the  broker,  bank  or other
nominee  in whose name the Beneficial Owner's  shares
are held.   The  Company intends to facilitate
participation  in  the Plan  by  Beneficial Owners by
providing initial plan  documents, including  this
Prospectus and Authorization Cards,  to  brokers,
banks   and  other  record  owners,  by  providing
Plan account statements to those persons and by otherwise communicating Plan information through such persons. If a Beneficial Owner who is or desires to become a Participant encounters any difficulties in coordinating his or her participation in the Plan with his or her broker, bank or other nominee, he or she should call thc Company's
Investor Relations department at (901) 682-6600.


5.  Who may participate in the Plan?

      All  Shareholders owning at least one share of
Common Stock or  Preferred Stock are eligible to
participate in the Plan.  The Company  may terminate,
by written notice, at any time any Participant's participation in the Plan if such participation (i) is inconsistent with the purposes of the Plan (e.g. to promote additional share ownership by bona fide investors), or (ii) would be in violation of the restrictions contained in the Charter or Bylaws of the Company. Such restrictions
prohibit any person  or group   of  persons  from acquiring
or holding, directly or indirectly, ownership of a number of shares of capital stock of the Company in excess of 9.9% of the outstanding shares. The meanings ascribed to the terms "group" and "ownership" may cause a person who individually owns less than 9.9% of the shares outstanding to be deemed to be holding shares in excess of the foregoing limitation. The Charter provides that in the event a person acquires shares of capital stock  in  excess  of  the foregoing  limitation, the
excess shares are deemed tendered  for purchase  to
the  Company at a price calculated  pursuant  to  a
formula  set  forth  in  the  Charter.   Under  the
Charter any acquisition of shares of the Company that would result in the disqualification of the Company as a real estate investment trust for tax purposes is void to the fullest extent permitted by law. Additionally, the Company's Charter and Bylaws provide that certain "disqualified organizations," which generally include governmental entities and other tax-exempt persons not subject to tax on unrelated business taxable income, are ineligible to hold the Company's shares.

      The Plan is intended for the benefit of bona fide investors in the Company and not persons who engage in transactions which may cause volatility in the price or trading volume of Common Stock.
From time to time, financial intermediaries may engage in positioning transactions in order to benefit from the discount from the Market Price of the shares of Common Stock acquired through the reinvestment of dividends or optional cash payments under the Plan. Such transactions may cause fluctuations in the trading volume of the Common
Stock. The Company reserves the right to modify, suspend or terminate participation in the Plan by otherwise eligible holders of Common Stock in order to eliminate practices which are not consistent with the purposes of the Plan.


6.  How does an eligible shareholder participate?

      Shareholders  of  record may participate in the
Plan by completing and signing the Authorization Card
and returning it to the  Plan Administrator. Authorization
Cards may be obtained  at any time by written  request to
AmSouth  Bank,   Dividend Reinvestment, P.O. Box 11426,
Birmingham, Alabama 35202,  or  by telephoning the Plan
Administrator at (205) 581-7557.

      Beneficial Owners who wish to participate in the Plan must instruct their brokers, banks or other nominees to complete and sign the Authorization Card and return it to the Plan Administrator. See Question 8 for a discussion of the Broker and Nominee form (the "B&N Form"), which is required to be used for optional cash payments of a Beneficial Owner whose broker, bank or other nominee holds the Beneficial Owner's shares in the name of a securities depository. See also Question 17.

     If a Record Owner or the broker, bank or other
nominee for a Beneficial  Owner returns a properly
executed Authorization  Card to  the Plan
Administrator without electing an investment option,
such  Authorization Card will be deemed to indicate
the intention of  such Record Owner or Beneficial
Owner, as the case may be, to apply  all  cash
dividends  and  optional  cash  payments,   if
applicable, toward the purchase of additional shares of Common Stock. See Question 7 for investment options.


7.  What does the Authorization Card provide?

      The  Authorization Card appoints the Plan
Administrator  as agent  for the Participant and
directs the Company to pay to  the Plan Administrator
each Participant's cash dividends on all or  a
specified number of shares of Common Stock and/or
Preferred Stock owned by   the Participant  on  the
applicable  record date ("Participating Shares), as
well as on all whole  and fractional shares  of Common
Stock credited to a Participant's Plan  account ("Plan
Shares").   The Authorization  Card  directs  the
Plan Administrator to purchase on the Investment Date
additional shares  of  Common  Stock with such
dividends and  optional  cash payments,  if  any,
made by the Participant.  The  Authorization Card
also   directs   the   Plan  Administrator   to
reinvest automatically all subsequent dividends on Plan Shares. Dividends will continue to be reinvested on the number of Participating Shares and on all Plan Shares until the Participant specifies otherwise by contacting the Plan
Administrator, withdraws  from the Plan (see Question
26), or the Plan is terminated.

      The  Authorization Card provides boxes  to
check  for  the Participant's  election of one or
more of the investment  options described  in
Question 2 above.  Electing Participants may  check
one  of  two  boxes  on the Authorization Card  with
respect  to reinvestment of dividends on Common Stock
and/or Preferred  Stock and  a  box  with  respect
to  optional  cash  payments.   If  a Participant
owns both Common Stock and Preferred Stock, he should
check  no  more than three of the five boxes on the
Authorization Card. The Authorization  Card  must  be
duly  signed  before participation in the Plan will be
effective.  The Company and the Plan   Administrator
will  not return  or   otherwise   assume responsibility
for Authorization  Cards  that  are   improperly
completed or not duly signed.

      In each case, dividends will be reinvested on
all shares of Common  Stock and Preferred Stock for
which valid elections  have been  made  and  on  all
Plan Shares held in  the  Plan  account, including
dividends on shares of Common Stock purchased with
any optional  cash payments, until a Participant
specifies  otherwise by  contacting the Plan
Administrator, or withdraws from the Plan altogether
(see  Question  26),  or  until  the  Plan   or   the
Participants  participation in the  Plan  is
terminated.   If  a Participant  would prefer to
receive cash payments  of  dividends
paid  on  Plan Shares rather than reinvest such
dividends,  those shares must be withdrawn from the
Plan by written notification to the  Plan
Administrator.   See Questions  25  and  26
regarding withdrawal of Plan Shares.

     Participants may change their investment options
at any time by  requesting a new Authorization Card
and returning it  to  the Plan Administrator at the
address set forth in Question 36.   Any change  in
an election with respect to reinvestment of cash dividends must be received by the Plan
Administrator no later than the Record Date for the next dividend in order to make a change with respect to that dividend.


8.  What does the Broker and Nominee Form provide?

      The  Broker  and  Nominee Form (the  "B&N
Form") must be submitted for optional cash payments of a Beneficial Owner whose broker, bank or other nominee holds the Beneficial Owner's shares in the name of a registered securities depository. A B&N
Form must be delivered to the Plan Administrator each time that such broker, bank or other nominee transmits optional cash payments on behalf of a Beneficial Owner. B&N Forms will be furnished at any time upon request to the Plan Administrator at the address or telephone number specified in Question 36.

      Prior to submitting the B&N Form, the broker,
bank or other nominee   for   a   Beneficial  Owner
must   have   established participation  in  the
Plan by means of  a  duly  completed  and executed
Authorization Card on behalf of the Beneficial owner. See Questions 6 and 7.

      THE B&N FORM AND APPROPRIATE INSTRUCTIONS WITH RESPECT TO ANY OPTIONAL CASH PAYMENT MUST BE RECEIVED BY THE PLAN ADMINISTRATOR NOT LATER THAN THE APPLICABLE RECORD DATE OR THE OPTIONAL CASH PAYMENT WILL NOT BE INVESTED UNTIL THE FOLLOWING INVESTMENT DATE.


9.  Is partial participation possible under the Plan?

     Yes.  Shareholders may designate on the
Authorization Card a number of shares of Common Stock and/or Preferred Stock for which dividends are to be reinvested. Dividends will thereafter be reinvested only on the number of shares of Common
Stock and/or Preferred Stock so specified, and the Shareholder will continue to receive cash dividends on the remainder of the shares of Common
Stock and/or Preferred Stock owned by such Shareholder.


10.  When may an eligible shareholder join the Plan?

      A  Shareholder may join the Plan at any time.
Once in  the Plan, a Participant remains in the Plan
until he or she withdraws from the Plan, the Company
terminates his or her participation in the  Plan  or
the Company terminates the Plan.  See Question  26
regarding withdrawal from the Plan.


11. What is the Record Date for dividend reinvestment and optional cash payments?

     The "Record Date" for reinvestment of dividends and optional cash purchases is the record date fixed by the Board of Directors in respect of the declaration of dividends on the Company's Common
Stock. Generally, record dates for quarterly dividends on the Common Stock will precede the dividend payment dates by an average of 7 days, but may vary. Participants who own shares of Preferred Stock and elect to reinvest dividends on any such shares should be aware that dividends on the Company's Preferred Stock are payable monthly on the 15th day of the month to shareholders of record on the first day of the month. Such record dates do not necessarily coincide with the record dates fixed for payment of regular quarterly dividends of the Company.

      The quarterly record and payment dates with respect to dividends on the Company's Common Stock are expected to occur on or about the following dates (which dates may vary from year to year):

          Record Date         Payment Date
          -------------       ---------------
          April 23            April 30
          July 24             July 31
          October 24          October 31
          January 24          January 31

      If a Shareholder's Authorization Card is received prior to the Record Date described above, the election to reinvest dividends will begin with the dividend payment with respect to which such Record Date relates. If the Authorization Card is received on or after any such Record Date, reinvestment of dividends will begin on the dividend payment date following the next succeeding Record Date if the Participant is still a Shareholder.


12. What is the Investment Date for reinvested dividends and/or optional cash payments?

     Common Stock acquired directly from the Company
and relating to  either dividend reinvestments or
optional cash payments  will be  acquired on the
dividend payment date (the "Investment Date") fixed
by the Board of Directors with respect to regular
quarterly dividends  (if  any) on the Company's
Common Stock  (unless  such date is not a business
day in which case the Investment Date will be  the
first business day immediately thereafter).
Shareholders who  own Preferred Stock of the Company
and who elect to reinvest dividends  thereon
pursuant to the Plan  should  be  aware  that
dividends  (if any) on such Preferred Stock are paid
monthly  on the  15th day of each month to holders of
record on the first day of  the  month.   Such
dividends will be held  in  such  electing
Participants' accounts, without interest, until the Investment Date.

      In  the  case  of open market purchases made
at  the  sole discretion  of  the Company pursuant to
the Plan, the  Investment Date  will  be  no  later
than 10 business  days  following  the dividend
payment  date with respect to the Common  Stock.
When open  market  purchases are made by the Plan
Administrator,  such purchases may be made on any
securities exchange where the shares are  traded,  in
the over-the-counter market  or  by  negotiated
transactions,  and may be subject to such terms with
respect  to price,  delivery  and  other matters as
agreed  to  by  the  Plan Administrator.   Neither
the Company nor any Participant shall have any authorization or power to direct the time or price at which shares will be purchased or the selection of the broker or dealer through or from whom purchases are to be made by the Plan Administrator. However, when open market purchases are made by the Plan
Administrator, the Plan Administrator shall use its best efforts to purchase the shares at the lowest possible price.

      Shares will be allocated and credited to Participants' accounts as follows: (i) shares purchased from the Company will be allocated and credited on the appropriate Investment Date; and (ii) shares purchased in open market transactions will be allocated and credited as of the date on which the Plan Administrator completes the purchases of the aggregate number of shares to be purchased on behalf of all Participants with dividends to be reinvested or optional cash payments, as the case may be, during the quarter.

      NO INTEREST WILL BE PAID ON CASH DIVIDENDS OR OPTIONAL CASH PAYMENTS PENDING INVESTMENT OR REINVESTMENT UNDER THE TERMS OF THE PLAN. SINCE NO INTEREST IS PAID ON CASH HELD BY THE PLAN ADMINISTRATOR, IT NORMALLY WILL BE IN THE BEST INTEREST OF A PARTICIPANT TO DEFER OPTIONAL CASH PAYMENTS UNTIL SHORTLY BEFORE COMMENCEMENT OF THE PRICING PERIOD.


Purchases and Prices of Shares

13. What will be the price to Participants of Common Stock purchased under the Plan?

     With respect to reinvested dividends, the price per share of Common Stock (the "Market Price") acquired directly from the Company will be 97%
(subject to change) of the greater of (i) the average of the high and low sales prices, computed to four decimal places, of the Common Stock on the NYSE on the Investment Date, or if no trading occurs in the Common Stock on the Investment Date, the average of the high and low sales prices for next day for which trades are reported; or (ii) the average reported closing sale price on the NYSE for the 10 days ("Trading
Days") immediately preceding the Investment Date for which trades of Common Stock are reported (the
"Pricing Period").

      With respect to optional cash payments, the
price per share of  Common Stock acquired directly
from the Company will  be  97% (subject to change) of
the greater of the two measurements stated above,
subject to modification in the following manner.
Unless it waives its right to do so, the Company may establish for any Pricing Period a minimum price
(the "Threshold Price") applicable only  to  the
investment of optional cash payments in  order to
provide  the Company with the ability to set a minimum
price at which  Common Stock will be sold under the Plan
each quarter to persons  making optional cash payments.
A Threshold Price will only be established with respect to shares of Common Stock sought to be purchased directly from the Company with optional cash payments on the applicable Investment Date. Setting a Threshold Price for a  Pricing Period shall not affect the setting of a
Threshold Price for any subsequent Pricing Period. The Company will, at least three business days prior to each Record Date, determine whether to establish a Threshold Price and, if a Threshold Price is established, its amount, and will notify the Plan Administrator of same. The determination whether to establish a Threshold Price and, if a Threshold Price is established, its amount will be made by the Company at its sole discretion after a review of current market conditions, the level of participation in the Plan and the Company's current
and projected capital  needs.   Neither the Company nor the
Plan Administrator shall be required to provide any written notice to Participants as to whether a Threshold Price has been established for any Pricing Period, but current information regarding the Threshold Price may be obtained by contacting Lynn A. Johnson, Secretary/Treasurer of the Company, 6584 Poplar Ave., Suite 340, Memphis, Tennessee 38138, phone number (901) 682-6600.

       The  Threshold  Price  for  optional  cash payments,
if established  for  any Pricing Period, will  be  a
stated  dollar amount.   In the event that the Market
Price does not exceed  the Threshold Price during a
Trading Day in the Pricing Period,  then that
Trading  Day and the trading prices for that  day
will  be excluded  from  the  computation of the  Market
Price  for  that Pricing  Period.  Thus, for example, if
the Market Price is  less than  the Threshold Price for
three of the ten Trading Days in  a Pricing  Period, then
the price for purchases with optional  cash payments will
be based upon the remaining seven Trading Days  for which
the  Market  Price  exceeded the  Threshold Price.   This
computation  will have the effect of raising the
purchase  price for  shares of Common Stock purchased
with optional cash payments above  that for Common
Stock purchased with reinvested  dividends or  that
would have existed had a Threshold Price not been
fixed. In  the event that the Market Price does not
exceed the Threshold Price for any day during a
Pricing Period, then no optional  cash payments  will
be invested in Common Stock for that quarter,  and
optional   cash   payments  will  be   retained   by
the Plan Administrator, without interest, until the next
succeeding quarterly  Investment  Date  or,  upon
written  request   of   a Participant, returned to
the Participants making an optional cash payment.

     The price per share of Common Stock to be purchased directly from the Company currently reflects a discount which is subject to change
(but will not vary from the range of 0% to 5%) from time to time or discontinuance at the Company's discretion after a review of current market conditions, the level of participation in the Plan and the Company's current and projected capital needs. The Company will provide Participants with written notice of a change in the applicable discount rate at least 7 days prior to the relevant record date.


14. What will be the price to Participants of Common Stock purchased in the open market under the Plan?

      No discount will be recognized with respect to
Common Stock acquired in open market purchases.  The
price per share of Common Stock acquired through open
market purchases will be the weighted average  of
the  actual prices paid, computed  to  four  decimal
places,  for  all  of  the Common Stock  purchased
by  the  Plan Administrator   with  reinvested
dividends  and  optional cash payments  for  the
related quarter.  Generally, the Company  will pay
all brokerage commissions, fees and other charges
associated with  open market purchases.  However,
in the event the Company's payment  of  brokerage
commissions with respect  to open  market purchases
of Common Stock would adversely affect the  Company's
dividends paid reduction for federal tax purposes with
respect to a particular dividend payment or otherwise
adversely affect  the Company's REIT Qualification,
then the Company will not pay  such brokerage commissions,
fees  or  other   charges, and each Participant will be
charged a pro rata portion of any  brokerage commissions
or other fees or charges paid by the Plan Administrator
in connection with such open market purchases.   If a
Participant desires to opt out of the dividend reinvestment feature of the Plan when the Common Stock relating to dividend reinvestments will be purchased in the open market, a Participant must notify the Plan
Administrator no later than the Record Date for the related Investment Date.

      Neither the Company nor any Participant shall have any authorization or power to direct the time or price at which shares will be purchased or the selection of the broker or dealer through or from whom purchases are to be made by the Plan Administrator. However, when open market purchases are made by the Plan
Administrator, the Plan Administrator shall use its best efforts to purchase the shares at the lowest possible price.


15.  How will the number of shares purchased for a Participant be determined?

      A Participant's account in the Plan will be credited with the number of shares, including fractions computed to four decimal places, equal to the total amount to be invested on behalf of such Participant divided by the purchase price per share as calculated pursuant to the methods described in Questions 13 and 14, as applicable.
The total amount to be invested will depend on the amount of any dividends paid on the number of shares of Common Stock and Preferred Stock participating in the Plan and Plan Shares in such Participant's Plan account and available for investment on the related
Investment Date, and the amount of any optional cash payments made by such Participant and available for investment on the Investment Date. Subject to the availability of shares of Common Stock registered for issuance under the Plan, there is no total maximum number of shares available for issuance pursuant to the Plan.


16.  What is the source of Common Stock purchased under the Plan?

      Plan Shares will be purchased either directly from the Company, in which event such shares will be either authorized but unissued shares or shares held in the treasury, or on the open market, or by a combination of the foregoing, at the option of the Company, after a review of current market conditions and the Company's current and projected capital needs. The Company will determine the source of the Common Stock to be purchased under the Plan at least three business days prior to the relevant Record Date, and will notify the Plan
Administrator of the same. Neither the Company nor the Plan Administrator shall be required to provide any written notice to Participants as to the source of the Common Stock to be purchased under the Plan, but current information regarding the source of the Common Stock may be obtained by contacting the Company's Secretary/Treasurer at the address and/or telephone number set forth above.


17.  How does the optional cash payment feature of the Plan work?

      All Shareholders who have timely submitted duly signed and completed Authorization Cards indicating their intention to participate in the optional cash payment feature of the Plan (except for Beneficial Owners whose brokers, banks or other nominees hold the shares of the Beneficial Owners in the name of a registered securities depository), are eligible to make optional cash payments during any quarter, whether or not a dividend is declared. If a broker, bank or other nominee holds shares of a Beneficial Owner in the name of a registered securities depository, optional cash payments must be made through the use of the B&N Form. See Question 8. Optional cash payments and related documentation must be received from a Participant no later than one business day prior to the Record Date for the quarter for which investment is desired.
In the event of non-timely submission of funds, such funds will be held by the Plan Administrator, without interest, until the Investment Date for the next succeeding quarter or, alternatively, the Plan Administrator will, upon written request of the Participant, return such funds to the Participant. See Question 19.

      In order for funds to be invested on the next Investment Date, the Plan Administrator must have received a check, money order or wire or other funds transfer at least one business day immediately preceding the Record Date for the quarter for which investment is desired, and such check, money order or wire or other funds transfer must have cleared on or before the related Investment Date. Wire or other funds transfers will be made only pursuant to instructions given to the Participant by the Plan Administrator. Checks and money orders are accepted subject to timely collection as good funds and verification of compliance with the terms of the Plan. Checks or money orders should be made payable to AmSouth Bank - DRSSP. Checks returned for any reason will not be resubmitted for collection.

      The Company and the Plan Administrator will use their collective best efforts to facilitate the funding of optional cash payments by means of automatic funds transfer to or direct deposit of funds with the Plan Administrator for the account of a Participant where the Participant designates, in writing, the source of such funds and signs all documentation necessary for the authorization and effectuation of such transfer or deposit required by law or the Plan Administrator, in its absolute discretion.

      NO  INTEREST  WILL  BE  PAID BY THE  COMPANY OR  THE  PLAN
ADMINISTRATOR ON OPTIONAL CASH PAYMENTS HELD PENDING INVESTMENT. SINCE NO INTEREST IS PAID ON CASH HELD BY THE PLAN ADMINISTRATOR, IT NORMALLY WILL BE IN THE BEST INTEREST OF A PARTICIPANT TO DEFER OPTIONAL CASH PAYMENTS UNTIL SHORTLY BEFORE COMMENCEMENT OF THE PRICING PERIOD.


18.  What limitations apply to optional cash payments?

      Each optional cash payment is subject to a minimum per quarter limit of $500 and a maximum per quarter limit of $10,000. For purposes of these limitations, all Plan accounts under the common control or management of a Participant will be aggregated. Generally, optional cash payments of less than $500 and that portion of any optional cash payment which exceeds the maximum quarterly limit of $10,000, unless such limit has been waived by the Company, will be retained by the Plan Administrator until the next Investment Date, or, upon the written request of the Participant, will be returned to Participant without interest. See Question 19.

      Participants may make optional cash payments of up to $10,000 each quarter without the prior approval of the Company. Optional cash payments in excess of $10,000 may be made by a Participant only upon acceptance by the Company of a completed Request for Waiver form properly submitted by such Participant. There is no pre-established maximum limit applicable to optional cash payments that may be made pursuant to accepted Requests for Waiver. A Request for Waiver form must be properly submitted by the Participant and received and accepted by the
Company each quarter no later than the Record Date for the applicable Investment Date. Request for Waiver forms will be furnished at any time upon request to the Plan Administrator at the address or
telephone   number   specified  in  Question  36. Participants
interested in obtaining further information about a Request for Waiver should contact the Company's Secretary/Treasurer at the address and phone number set forth above.

      Requests for Waiver will be considered on the basis of a variety of factors, which may include the Company's current and projected capital needs, the alternatives available to the Company to meet those needs, prevailing market prices for Common Stock and other Company securities, general economic and market conditions, anticipated volatility in the price or trading volume of the Common Stock, the number of shares of Common Stock held by the Participant submitting the waiver request, the past actions in respect of the Common Stock by a Participant under the Plan, the aggregate amount of optional cash payments for which such waivers have been submitted and the administrative constraints associated with granting such waivers. Grants of waivers will be made in the absolute discretion of the Company.

     PARTICIPANTS IN THE PLAN ARE NOT OBLIGATED TO PARTICIPATE IN THE OPTIONAL CASH PAYMENT FEATURE OF THE PLAN AT ANY TIME. OPTIONAL CASH PAYMENTS NEED NOT BE IN THE SAME AMOUNT EACH QUARTER.


19.  May optional cash payments be returned?

     Except as described below, once an optional cash payment for a particular quarter has been received by the Plan Administrator, it will not be returned to the Participant. However, in the event an optional cash payment is not invested on an Investment Date because it was not timely received by the Plan Administrator, exceeded or was less than the limitation on optional cash payments without waiver by the Company, or because the Market Price did not exceed the Threshold Price on any Trading Day during the Pricing Period, upon receipt of a written request by the Participant, such optional cash payment (or portion thereof, in the case of the foregoing limitation being exceeded) will be returned to the Participant by check, without interest, as soon as practicable after the Investment Date.


20. Are there any expenses to Participants in connection with their participation under the Plan?

      Ordinarily, the Company will pay all brokerage
commissions, fees  and other charges in connection
with the purchase of Common Stock  in the open market
pursuant to the Plan.  However, in  the event  the
Company's  payment  of  such  commissions,  fees  and
expenses  would  adversely  affect the Company's
dividends  paid deduction  for federal tax purposes
with respect to a  particular dividend or   otherwise
jeopardize   the   Company's REIT Qualification,
Participants will be required  to pay  brokerage fees
or  commissions  on shares of Common Stock  purchased
with reinvested  dividends or  optional cash  payments
in  the  open market, which  sums are not expected to
exceed  $.15  per share (subject  to  change)  and
which will be  first deducted  before determining
the number of shares to be purchased.   Participants
will  incur  no brokerage  commissions  or  service
charges  in connection  with the reinvestment of
dividends or optional  cash payments  when shares of
Common Stock are acquired directly  from the Company.
The Company  will  pay  all  other   costs   of
administration of the Plan. However, Participants that request that the Plan Administrator sell all or any portion of their shares (see Question 26) must pay a nominal fee per transaction to the Plan
Administrator, any related brokerage commissions and applicable stock transfer taxes.


Reports to Participants

21.   What kind of reports will be sent to Participants in the Plan?

     Each Participant in the Plan will receive a statement of his or her account following each purchase of additional shares. These statements are Participants' continuing record of the cost of their purchases and should be retained for income tax purposes. In addition, Participants will receive copies of other communications sent to holders of the Common Stock, including the Company's annual report to its shareholders, the notice of annual meeting and proxy statement in connection with its annual meeting of shareholders and Internal Revenue Service information for reporting dividends paid.


Dividends on Fractional Shares

22.  Will Participants be credited with dividends on fractions of shares?

     Yes.


Certificates for Common Stock

23.  Will certificates be issued for shares purchased?

     No.  Common Stock purchased for Participants will be held in the
name  of  the Plan  Administrator  or  its  nominee.    No certificates
will be issued to a Participant for shares in the Plan unless the Participant submits a written request to the Plan Administrator to withdraw all or part of the shares credited to the Participant's account or until
such Participant's participation  in  the  Plan  is  terminated.   At
any time, a Participant may request the Plan Administrator to send a certificate for some or all of the whole shares credited to a Participant's account. This request should be mailed to the Plan Administrator at the address set forth in the answer to Question 36.
Any remaining whole shares and any fractions of shares will remain credited to the Plan account. Certificates for fractional shares will not be issued under any circumstances.


24.  In whose name will certificates be registered when issued?

      Each Plan account is maintained in the name in which the related Participant's certificates were registered at the time of enrollment in the Plan. Stock certificates for whole shares purchased under the Plan will be similarly registered when issued upon a Participant's request. If a Participant is a Beneficial Owner, such request should be placed through such Participant's banker, broker or other nominee.
See Question 6. A Participant who wishes to pledge shares credited to such Participant's Plan account must first withdraw such shares from the account.


Withdrawals and Termination

25.  When may Participants withdraw from the Plan?

      Participants may at any time withdraw from the Plan with respect to all or a portion of the shares held in his or her account in the Plan at any time. If the request to withdraw is received prior to a Record Date, the request will be processed
on the day   following receipt  of  the  request  by   the   Plan
Administrator.

      If the request to withdraw is received by the Plan Administrator on or after a Record Date, but before the related Investment Date, the Plan Administrator, in its sole discretion, may either pay such dividend in cash or reinvest it in shares for the Participant's account. The request for withdrawal will then be processed as promptly as possible following such Investment Date. All dividends subsequent to such Investment Date will be paid in cash unless a shareholder re-enrolls in the Plan, which may be done at any time.

      Any optional cash payments which have been sent to the Plan Administrator prior to a request for withdrawal will also be invested on the next Investment Date unless a Participant expressly requests return of that payment in the request for withdrawal, and the request for withdrawal is received by the Plan Administrator at least two business days prior to the first day of the next Pricing Period.


26.  How does a Participant withdraw from the Plan?

      A  Participant who wishes to withdraw from  the Plan  with respect to  all or a portion of the shares held in  his  or  her account in the
Plan must notify the Plan Administrator in writing at its address set forth in the answer to Question 36. Upon a Participant's withdrawal from the Plan or termination of the Plan by the Company, certificates for the appropriate number of whole shares credited to the Participant's account under the Plan will be issued. A cash payment will be made for any fraction of a share.

      Upon  withdrawal  from  the Plan, a Participant  may  also request in writing that the Plan Administrator sell all or  part of  the  shares
credited to his or her account in the Plan.   The Plan  Administrator will
sell the shares as requested within  ten business  days after processing the
request for withdrawal.   The Participant will receive the proceeds of the
sale, less a nominal fee per transaction paid to the Plan Administrator, any brokerage fees or commissions and any applicable stock transfer taxes, generally within five business days of the sale.


27.  Are there any automatic termination provisions?

      Participation in the Plan will be terminated
if  the  Plan Administrator receives written notice
of the death or adjudicated incompetency   of  a
Participant,  together  with   satisfactory
supporting   documentation  of  the  appointment   of
a   legal representative,  at  least five business
days  before  the  next Record Date.  In the event
written notice of death or adjudicated incompetency
and such supporting documentation is received by the
Plan  Administrator less than five business days
before the  next Record  Date,  shares will be
purchased for the Participant  with the related   cash
dividend  or  optional  cash  payment   and
participation  in  the Plan will not terminate until
after  such dividend   or  payment  has  been
reinvested.   Thereafter,   no additional purchase of
shares will be made  for the Participant's account
and the Participant's shares and any cash dividends
paid thereon   will   be   forwarded  to  such
Participant's   legal representative.

28. What happens if a Participant sells or transfers all of the shares registered in the Participant's name?

     If a Participant disposes of all shares
registered in his or her name, and is not shown as a Record Owner on a Record Date, the Participant's participation in the Plan shall be terminated as of such date and such termination treated as though a withdrawal notice had been received prior to the Record Date.


29. What happens if the Company declares a dividend payable in shares or declares a stock split?

      Any dividend payable in shares and any additional shares distributed by the Company in connection with a stock split in respect of shares credited to a Participant's Plan account will be added to that account. Stock dividends or split shares which are attributable to shares registered in a Participant's own name and not in his or her Plan account will be mailed directly to the Participant as in the case of shareholders not participating in the Plan.

30. How will shares held by the Plan Administrator be voted at meetings of shareholders?

      If the Participant is a Record Owner, the Participant will receive a proxy card covering both directly held shares and shares held in the Plan.
If the Participant is a Beneficial Owner, the Participant will receive a proxy covering shares held in the Plan through his or her broker, bank or other nominee.

      If  a  proxy  is  returned properly signed and
marked  for voting,  all  the shares covered by the
proxy will  be  voted  as marked.   If  a proxy is
returned properly signed but  no  voting instructions
are given, all of the Participant's shares  will  be
voted  in  accordance  with  recommendations  of  the
Board of Directors   of  the  Company,  unless  applicable
laws   require otherwise.   If the proxy is not
returned, or if it  is  returned unexecuted  or
improperly  executed,  shares  registered  in   a
Participant's name may be voted only by the Participant in person.


31.   What  are the responsibilities of the Company and the Plan
      Administrator under the Plan?

     The Company and the Plan Administrator will not be liable in administering the Plan for any act done in good faith or required by applicable law or for any good faith omission to act including, without limitation, any claim of liability arising out of failure to terminate a Participant's account upon his or her death, with respect to the prices at which shares are purchased and/or the times when such purchases are made or with respect to any fluctuation in the market value before or after purchase or sale of shares. Notwithstanding the foregoing, nothing contained in the Plan is intended to limit any liability which the Company may be finally determined by courts of competent jurisdiction to have under the federal securities laws.

      The Company and the Plan Administrator shall be entitled to rely on completed forms and the proof of due authority to participate in the Plan, without further responsibility of investigation or inquiry.


32.  May the Plan be changed or discontinued?

      Yes.  The Company may suspend, terminate, or
amend the Plan at  any  time.   Notice  will  be sent
to Participants of any suspension or termination, or of any amendment that alters the Plan terms and conditions, as soon as practicable after such action by the Company.

     The Company may substitute another administrator or agent in place of the Plan Administrator at any time. Participants will be promptly informed of any such substitution.

      Any question of interpretation arising under the Plan will be determined by the Company and any such determination will be final.

33.    What   are   the  federal  income  tax consequences of
       Participation in the Plan?

      The following summary is based upon an interpretation of current federal tax law.
Participants should consult their own tax advisers to determine particular tax consequences, including state income tax (and non-income tax, such as stock transfer tax) consequences, which vary from state to state and which way result from participation in the Plan and subsequent disposition of shares acquired pursuant to the Plan. Income tax consequences to Participants residing outside the United States will vary from jurisdiction to jurisdiction.

      Participants in the Plan will be treated for federal income tax purposes as having received, on the dividend payment date, a distribution in an amount equal to the fair market value on that date of the shares acquired with reinvested dividends, plus brokerage commissions paid by the Company with respect thereto.
Such shares will have a tax basis equal to the same amount. For federal income tax purposes, the fair market value of shares acquired with reinvested dividends under the Plan will be equal to 100% of the average of the high and low sale prices of shares on the related Investment Date.

      Such  distribution  will be taxable to
Participants  as  a dividend  to  the extent of the
Company's current or  accumulated earnings  and
profits.   To the extent the  distribution  is  in
excess of the Company's current or accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital, reducing the tax basis in a Participants' shares, and the distribution in excess of a Participants' tax bases will be taxable as gain realized from the sale of shares.

      The following example may be helpful to illustrate the federal income tax consequences of the reinvestment of dividends under the Plan:

Example 1:

     Cash Dividends reinvested...................................$100.00
     Assumed fair market value at Investment Date.....$20.00
     Less 3% discount per share.......................  (.60)
     Net purchase price per share..................... 19.40
     Number of shares purchased ($100.00/$19.40)......  5.1546

     Total taxable dividend resulting from
     transaction ($20.00 x 5.1546)....................$103.09

      The purchase of shares of Common Stock under the Plan utilizing optional cash payments will result in a distribution to Participants for federal income tax purposes, constituting a dividend to the same extent as reinvested dividends, in an amount equal to the excess of the fair market value of the shares purchased on the Investment Date, plus applicable brokerage commissions, over the amount of the optional cash payments made.


Example 2:

      The following example may be helpful to illustrate the federal income tax consequences of the optional cash payment feature at a 3% discount from the Market Price when shares of Common Stock are purchased directly from the Company.

     Optional Cash Payment......................................$100.00
     Assumed fair market value on Investment Date.....$20.00
     Less 3% discount per share....................... (0.60)
     Net purchase price per share..................... 19.40
     Number of shares purchased ($100.00/$19.40)......  5.1546

     Total taxable dividend resulting from
     transaction (5.1546 x $20.00 - $100.00)..........$ 3.09


      A Participant's holding period for all shares acquired pursuant to the Plan will begin on the day following the Investment Date.

      A  Participant  will  not realize any taxable income  upon receipt of certificates for whole shares credited to the Participant's account, either upon the Participant's request for certain of those shares or upon termination of participation in the Plan. A Participant will realize gain
or loss upon the  sale or  exchange  of shares acquired under the Plan.   A
Participant will   also   realize gain  or  loss  upon  receipt,   following
termination  of participation in the Plan, of a cash payment  for any
fractional  share equivalent credited to  the  Participant's account.   The
amount of any such gain or loss will be the difference between the amount that the Participant received for the shares or fractional share equivalent and the tax basis thereof.

      The foregoing discussion is based on the assumption that newly issued shares will be purchased directly from the Company. No discount will be available for shares purchased on the open market. Accordingly, the tax consequences will be different from those set forth in Examples 1 and 2.


34. How are income tax withholding provisions applied to shareholders who participate in the Plan?

     If a Participant fails to provide certain
federal income tax certifications in the manner
required by law, dividends on shares of  Common
Stock, proceeds from the sale of fractional shares
and proceeds from the sale of shares held for a
Participant's account will be subject to federal
income tax withholding at the rate  of 31%.   If
withholding is required for any reason, the
appropriate amount  of tax will be withheld.  Certain
shareholders (including most   corporations)  are,
however,  exempt   from   the   above withholding
requirements.

      If a Participant is a foreign shareholder whose dividends are subject to federal income tax withholding at the 30% rate or a lower treaty rate), the appropriate amount will be withheld and the balance in shares will be credited to such Participant's account.


35.   Who bears the risk of market fluctuations in the Company's Common Stock?

      A  Participant's  investment in shares  held
in  the  Plan account  is  no different from his or
her investment in  directly held  shares.   The
Participant bears the risk of any loss and enjoys the benefits of any gain from market price changes with respect to such shares.


36.  Who should be contacted with questions about the Plan?

     All correspondence regarding the Plan should be directed to:

     AMSOUTH BANK
     DIVIDEND REINVESTMENT
     P.O. Box 11426
     BIRMINGHAM, ALABAMA 35202
     TELEPHONE (205)581-7557

     Please mention this Plan in all correspondence.


37.  How is the Plan interpreted?

      Any question of interpretation arising under the Plan will be determined by the Company and any such determination will be final. The Company may adopt rules and regulations to facilitate the administration of the Plan. The terms and conditions of the Plan and its operation will be governed by the laws of the State of Tennessee.


38.   What are some of the Participant responsibilities under the Plan?

     Plan Shares are subject to escheat to the state
in which the Participant  resides in the event that
such  shares  are  deemed, under   such  state's
laws,  to  have  been  abandoned  by the Participant.
Participants, therefore, should notify  the  Plan
Administrator promptly in writing of any change of address. Account statements and other communications to Participants will be addressed to them at the last address of record provided by Participants to the Plan
Administrator.

      Participants will have no right to draw checks or drafts against their Plan accounts or to instruct the Plan Administrator with respect to any shares of Common Stock or cash held by the Plan Administrator except as expressly provided herein.


                      DIVIDENDS

      The  Company  has paid dividends on its Common
Stock  each quarter  since its initial public
offering in February 1994.   In order  to
accommodate the provisions of this Plan, the Company anticipates that dividends will be payable during the months of January, April, July and October. Dividends with respect to the Preferred
Stock are paid monthly on the 15th day of each month.


                PLAN OF DISTRIBUTION
     Except to the extent the Plan Administrator
purchases Common Stock  in  open  market
transactions, the Common  Stock  acquired under  the
Plan will be sold directly by the Company through
the Plan.   The  Company may sell Common Stock to
owners of shares (including brokers or dealers) who, in connection with any resales of such shares, may be deemed to be underwriters. Such shares, including shares acquired pursuant to waivers granted with respect to the optional cash payment feature of the Plan, may be resold in market transactions (including coverage of short positions) on any national securities exchange on which shares of Common Stock trade or in privately negotiated transactions. The Common Stock is currently listed on the NYSE. Under certain circumstances, it is expected that a portion of the shares of Common Stock available for issuance under the Plan will be issued pursuant to such waivers.
The difference between the price such owners pay to the Company for shares of Common Stock acquired under the Plan, after deduction of the applicable discount from the Market Price, and the price at which such shares are resold, may be deemed to constitute underwriting commissions received by such owners in connection with such transactions.

      Subject to the availability of shares of Common Stock registered for issuance under the Plan, there is no total maximum number of shares that can be issued pursuant to the reinvestment of dividends.
From time to time, financial intermediaries may engage in positioning transactions in order to benefit from the discount from the Market Price of Common Stock acquired through the reinvestment of dividends under the Plan.

      With  respect  to  open market purchases  of
Common  Stock generally the Company will pay
brokerage commissions with respect thereto  except
to  the  extent the Company's  payment  of  such
brokerage  commissions  would  cause  the  Company
to  lose  its dividends   paid  deduction  for
federal  tax  purposes   and/or jeopardize   its
REIT  Qualification,  in  which   event each
Participant will be charged a pro rata portion of any brokerage commissions or other fees or charges paid by the Company in connection with such open market purchases the payment of which by the Company would result in the above-described adverse consequences. Upon withdrawal by a Participant from the Plan by the sale of Common Stock held under the Plan, the Participant will receive the proceeds of such sale less a nominal fee per transaction paid to the Plan Administrator (if such resale is made by the Plan Administrator at the request of a Participant), any related brokerage commissions and any applicable transfer taxes.

      Common Stock may not be available under the Plan in all states. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any Common Stock or other securities in any state or any other jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.


                   USE OF PROCEEDS

     The net proceeds from the purchase of the Common
Stock under the Plan from the Company directly and not in the open market are expected to be used for general corporate purposes, including the acquisition of additional multifamily residential properties.
The Company has no basis for estimating either the number of shares of Common Stock that will ultimately be purchased pursuant to the Plan or the prices at which the shares will be purchased.


           DESCRIPTION OF THE COMMON STOCK

General

     Subject to such preferential rights as may be
granted by the Board  of  Directors  in connection
with the future  issuance  of preferred  stock,
holders of shares of Common Stock are  entitled to
one  vote  per  share  on  all matters  to  be  voted
on  by shareholders  and are entitled to receive
ratably such  dividends as may be declared in respect
of the Common Stock by the Board of Directors   in
its  discretion  from  funds  legally   available
therefor. ln the event of the liquidation,
dissolution or winding up  of the Company, holders of
Common Stock are entitled to share ratably  in all
assets remaining after payment of all  debts  and
other  liabilities and any liquidation preference of
the  holders of preferred   stock.   Holders  of
Common   Stock   have   no subscription,   redemption,
conversion  or preemptive   rights. Matters  submitted
for shareholder approval generally require  a majority
vote  of  the shares present and voting  thereon.   The
outstanding   shares  of Common Stock are fully paid and
nonassessable.


Restrictions on Transfer

      Ownership  Limits.  The Company's Charter
contains  certain restrictions  on  the number of
shares of Common  Stock  that  an individual
shareholder may own.  For the Company to qualify as
a REIT under the Code, no more than 50% in value of
its outstanding shares  of Common Stock may be owned,
directly or indirectly,  by five  or  fewer
individuals (as defined in the Code  to  include
certain  entities) during the last half of a taxable
year  (other than the first taxable year) or during a
proportionate part of  a shorter taxable year.  The
Common Stock must also be beneficially owned  by  100
or more persons during at least  335  days  of  a
taxable  year or during a proportionate part of a
shorter taxable year.   Because the Company expects
to continue to qualify as a REIT, the Charter of the Company contains restrictions on the acquisition of Common Stock intended to ensure compliance with these requirements.

      Subject to certain exceptions specified in the
Charter,  no holder  may own, or be deemed to own by
virtue of the attribution provisions of the Code, more
than 9.9% (the "Ownership Limit") of the  issued and
outstanding shares of Common Stock.  Although the Board
of Directors presently has no intention of doing  so,
the Board  of Directors could increase the Ownership
Limit from  time to time, but may not do so to the
extent that after giving effect to   such  increase
five  beneficial  owners  of  shares   could
beneficially own in the aggregate more than 49.5% of the outstanding shares of Common Stock.
The Board of Directors may, with a ruling from the IRS or an opinion of counsel satisfactory to it, waive the Ownership Limit with respect to a holder if such holder's ownership will not then or in the future jeopardize the Company's status as a REIT.

      If any shareholder purports to transfer shares to a person and either the transfer would result in the Company's failing to qualify as a REIT, or the transfer would cause the transferee to hold more than the applicable Ownership Limit, the purported transfer shall be void. In addition, if any person holds shares of Common Stock in excess of the applicable Ownership Limit, such person will be deemed to hold the shares that cause the Ownership
Limit to be exceeded in trust, and will not receive distributions with respect to such shares and will not be entitled to vote such shares. At the Company's option, the person will be required to sell such shares. At the Company's option, the person will be required to sell such shares on terms determined by and at the direction of the Company or the Company will redeem such shares for the lesser of the amount paid for the shares and the closing price on the date the Company exercises its right to redeem. If the Company redeems such shares, it may pay for the shares with Units, which are non transferrable except in very limited circumstances.

      All certificates representing shares of Common Stock will bear a legend referring to the restrictions described above.

      Every  owner  of more than 5% (or such lower
percentage  as required by the Code or regulations
thereunder) of the issued and outstanding  shares of
Common Stock must file  a  written  notice with   the
Company  containing  the  information  required by
applicable Treasury Regulations no later than January
30 of  each year.   In  addition,  each  shareholder
shall upon demand be required to disclose to the Company in writing such information as the Company may request in good faith in order to determine the Company's status as a REIT.

      The foregoing ownership limitations may have the effect of precluding acquisition of control of the Company without the consent of the Board of Directors.


Other Matters

      The transfer agent and registrar for the Company's Common Stock is AmSouth Bank of Alabama, Birmingham, Alabama.

      Pursuant to the TBCA, the Company cannot merge with or sell all or substantially all of the assets of the Company, except pursuant to a resolution approved by the affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote on the resolution. In addition, the Partnership Agreement requires that any merger or sale of all or substantially all of the assets of or dissolution of the Operating Partnership be approved by the affirmative vote of a majority of the outstanding Units.


                       EXPERTS

      The  Consolidated Financial Statements
incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended
December 31, 1995, have been so incorporated in reliance on the report of KPMG Peat Marwick LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.
The Consolidated Financial  Statements of  America
First REIT, Inc. incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1994, have been so incorporated in reliance on the report of Coopers
& Lybrand L.L.P., independent accountants, given on the authority of said firm as experts in auditing and accounting.


                    LEGAL MATTERS

      The  validity  of  the issuance of the  Offered
Securities offered pursuant to this Prospectus or any Prospectus Supplement will be passed upon for the Company by Baker, Donelson, Bearman & Caldwell,
Memphis, Tennessee. In addition, the description of federal income tax consequences contained in the section of the Prospectus entitled "Federal Income
Tax Considerations" is based on the opinion of Baker, Donelson, Bearman & Caldwell.


                   INDEMNIFICATION

     Insofar as indemnification for liabilities
arising under the Securities  Act  of  1933,  as
amended,  may  be  permitted   to directors,
officers  or  persons  controlling  First   Tennessee
pursuant  to the foregoing provisions, First
Tennessee has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                      [Back Cover of Propectus]

No person has been authorized to give any information or to make any representations, other than those contained in this Prospectus, in connection with the offering made by this Prospectus, and if given or made, such information or representations must not be relied upon. This Prospectus does not constitute an offering of any securities other than those to which it relates, or an offering of those to which it relates to any person in any jurisdiction in which such offering may not lawfully be made. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Mid-America Apartment Communities, Inc. since the date hereof.

TABLE OF CONTENTS:

      Available Information
      Incorporation of Certain Documents by Reference
      The Company
      The Dividend Reinvestment and Stock Purchase Plan
      Use of Proceeds
      Description of the Common Stock
      Experts
      Legal Matters
      Indemnification



                  MID-AMERICA APARTMENT COMMUNITIES, INC.
              Dividend Reinvestment and Stock Purchase Plan

                Common Stock (Par Value $.01 Per Share)



                     PROSPECTUS  January 23, 1997

                        [AUTHORIZATION CARD]

             MID-AMERICA APARTMENT COMMUNITIES, INC.
          DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

       I hereby appoint AmSouth Bank of Alabama (or any successor) as my agent to receive cash dividends that may hereafter become payable to me on shares of Common Stock and/or 9.5% Series A Cumulative Preferred Stock of Mid-America Apartment Communities Inc. registered in my name as set forth below, and authorize AmSouth Bank of Alabama to apply such dividends, together with any optional cash payment I may properly make, to the purchase of full shares of Common Stock of the Company.

       I understand that the purchases will be made under the terms and conditions of the Dividend Reinvestment and Stock Purchase Plan as described in the Prospectus and that I may revoke this authorization at any time by notifying AmSouth Bank of Alabama, in writing, of my desire to terminate my participation.

Please indicate your participation below:

  [ ]    Full dividend reinvestment on all shares of Common Stock.

  [ ]    Full dividend reinvestment on all shares of Preferred Stock.

  [ ]    Partial dividend reinvestment on ____ shares of Common Stock only.

  [ ]    Partial dividend reinvestment on ____ shares of Preferred Stock only.

  [ ]    Optional cash investment (enclosed:  $_______
         (Must be at least $500 and not more than $10,000, except with waiver of limit)

Please Print Name(s) as Shown on Stock Certificates:

_____________________________________

_____________________________________
Signature(s)


_____________________________________
Signature(s)

_______________________
Date

PART II

     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

          Registration fee to the SEC.................$ 6,426.14
          Printing expense............................  5,000.00
          Accounting fees and expenses................  1,200.00
          Legal fees and expenses.....................  4,000.00
          NYSE Listing fee and Estimated Blue Sky fees  2,125.00
                                                      ----------
          Total.......................................$18,751.14
                                                      ==========
       All fees and expenses are estimates except for the registration fee to the SEC.


Item 15.  Indemnification of Directors and Officers.

     The Charter of the Company, generally, limits the liability of the Company's directors and officers to the Company and the shareholders for money damages to the fullest extent permitted from time to time by the laws of Tennessee. The Charter also provides, generally, for the indemnification of directors and officers, among others, against judgments, settlements, penalties, fines, and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities except in connection with a proceeding by or in the right of the Company in which the director was adjudged liable to the Company or in connection with any other proceeding charging a personal benefit was improperly received by him. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors and officers of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

     The Company intends to purchase director and officer liability insurance for the purpose of providing a source of funds to pay any indemnification described above.


Item 16.  Exhibits.

Exhibits
 Number   Description
--------  --------------------------------------------------
   4.1 Form of Common Shares Certificate, incorporated by reference to Exhibit 3(B) to the Company's registration statement on Form S-11 filed August 2, 1994

   5.1    Opinion Regarding Legality

  23.1    Consent of KPMG Peat Marwick LLP

  23.2    Consent of Coopers & Lybrand L.L.P.

  23.3    Consent of Baker, Donelson (Included in Exhibit 5.1)


Item 17.  Undertakings.

     (a)  The undersigned Registrant hereby undertakes:

     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) to include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) to reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or most recent post-effective amendment thereof) which, individually, or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (230.424(b) of that chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

   (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and
     (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant for expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                          SIGNATURES

     Pursuant to the requirement of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on January 23, 1997.

                       MID-AMERICA APARTMENT COMMUNITIES, INC.

                       By:  /s/ George E. Cates
                          ------------------------------------
                                George E. Cates, President


                         POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints George E. Cates, Simon R.C. Wadsworth and Lynn A. Johnson, or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

       SIGNATURE                       TITLE                      DATE
------------------------   -----------------------------    ----------------

/s/ George E. Cates        President and Chief Executive    November 4, 1996
------------------------     Officer
George E. Cates            (principal executive officer)


/s/ Simon R.C. Wadsworth   Chief Financial Officer          November 4, 1996
------------------------   (principal accounting and
Simon R.C. Wadsworth        financial officer)


/s/ John J. Byrne, III     Director                         November 4, 1996
------------------------
John J. Byrne, III


/s/ Robert F. Fogelman     Director                         November 4, 1996
------------------------
Robert F. Fogelman


/s/ O. Mason Hawkins       Director                         November 4, 1996
------------------------
O. Mason Hawkins

/s/ Michael B. Yanney      Director                         November 4, 1996
------------------------
Michael B. Yanney